Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 9, 2022, with respect to the consolidated financial statements and financial statement schedule III of Ares Industrial Real Estate Income Trust Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Denver, Colorado

March 15, 2022